Exhibit 10.1

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made as of the 29th day of June, 2018 (the “Grant Date”), between ADAMS RESOURCES & ENERGY, INC., a Delaware corporation (“Company”), and all of its Affiliates (collectively, the “Company”), and _______________ (the “Director”). A copy of the Adams Resources & Energy, Inc. 2018 Long-Term Incentive Plan (the “Plan”) is annexed to this Agreement and shall be deemed a part hereof as if fully set forth herein. Unless the context otherwise requires, all terms that are not defined in this Agreement but which are defined in the Plan shall have the same meaning given to them in the Plan when used herein.

1. Award. Pursuant to the Plan, as of the Grant Date, __________________ Restricted Stock Units (the “Restricted Stock Units”) shall be granted to Director as a matter of separate inducement and not in lieu of any other compensation for Director’s services, subject to the acceptance by the Director of the terms and conditions of this Agreement. The Director acknowledges receipt of a copy of the Plan, and agrees that this award of Restricted Stock Units shall be subject to all of the terms and provisions of the Plan, including future amendments thereto, if any, pursuant to the terms thereof, and to all of the terms and conditions of this Agreement.

2. Restricted Stock Units. The Director hereby accepts the Restricted Stock Units when issued and agrees with respect thereto as follows:

(a) Payment and Determination of Value. Except as otherwise provided in Section 10 below, Company shall provide to the Director one share of the Company’s common stock, $0.10 par value per share for each Restricted Stock Unit on its vesting date. If any dividends are paid with respect to a share of the Company’s common stock during the vesting period, an equivalent amount shall accrue and be held by the Company without interest until the Restricted Stock Units become vested, at which time such amount shall be paid to the Employee, or are forfeited, at which time such amount shall be forfeited.

(b) Vesting. The Director’s Restricted Stock Units shall become vested on the first anniversary of the Vesting Commencement Date without further action by the Committee. For purposes of this Agreement, the “Vesting Commencement Date” shall be May 8, 2018.

(c) Termination of Service. Any portion of the Restricted Stock Units that does not become vested in accordance with the provisions of Section 2(b) shall be forfeited to the Company for no consideration as of the date of the termination of the Director’s service with the Company, except that:

(i) if the Director is determined to be Disabled or in the event of the death of the Director, all of the Director’s then outstanding Restricted Stock Units shall become vested as of the date of such determination of Disability or death, as applicable. In such case, the Director (or the Director’s legal representative, or the person, if any, who acquired the Restricted Stock Units by bequest or inheritance or by reason of the death of the Director), shall be entitled to receive any payment with respect to the Restricted Stock Units in accordance with this Agreement; and

(ii) if the Director’s service on the Board ceases due to such individual not being reelected to the Board, then all of the Director’s then outstanding Restricted Stock Units shall become vested as of the date the Director’s period of service on the Board ends.

3. Transfer Restrictions. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or otherwise disposed of by the Director.

4. Shareholder Rights. The Director shall not have any of the rights of a shareholder of the Company with respect to the Restricted Stock Units.

5. Corporate Acts. The existence of the Restricted Stock Units shall not affect in any way the right or power of the Board of Directors of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding.

6. Withholding of Tax. To the extent that the receipt of the Restricted Stock Units results in compensation income to the Director for federal or state income tax purposes, the Director may elect to either (i) deliver to the Company at the time of such receipt, as the case may be, such amount of money as the Company may require to meet its withholding obligation under applicable tax laws or regulations, or (ii) have the Company withhold a portion of the shares of the Company’s common stock distributable to the Director under this Agreement that does not exceed the amount of taxes to be withheld by reason of such resulting compensation income. If the Director does not make a timely election regarding the manner this tax withholding obligation will be satisfied, then the Company shall withhold a portion of the shares of the Company’s common stock distributable to the Director under this Agreement that does not exceed the amount of taxes to be withheld by reason of such resulting compensation income.

7. Service Relationship. Nothing in the adoption of the Plan or the award of the Restricted Stock Units thereunder pursuant to this Agreement shall confer upon the Director the right to continued service on the Company’s Board of Directors or affect in any way the right of the Company Board of Directors or shareholders to terminate such service at any time. Any question as to whether and when there has been a termination of the Director’s service on the Board shall be determined by the Committee, and its determination shall be final.

8. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of the Director, such notices or communications shall be effectively delivered when hand delivered to the Director at his or her principal place of residence or when sent by registered or certified mail to the Director at the last address the Director has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered when sent by registered or certified mail to the Company at its principal executive offices.

9. Entire Agreement; Amendment. This Agreement replaces and merges all previous agreements and discussions relating to the same or similar subject matters between the Director and the Company and constitutes the entire agreement between the Director and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any Director, officer, or representative of the Company or by any written agreement unless signed by an officer of the Company who is expressly authorized by the Company to execute such document. In addition, if it is subsequently determined by the Committee, in its sole discretion, that the terms and conditions of this Agreement and/or the Plan are not compliant with Code Section 409A, or any Treasury regulations or Internal Revenue Service guidance promulgated thereunder, this Agreement and/or the Plan may be amended by the Company accordingly.

10. Code Section 409A. If and to the extent any portion of any payment provided to the Director under this Agreement in connection with the Director’s separation from service (as defined in Section 409A of Internal Revenue Code of 1986, as amended (“Code Section 409A”) is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Director is a “specified Director” as defined in Code Section 409A(a)(2)(B)(i), as determined by the Company in accordance with the procedures separately adopted by the Company for this purpose, by which determination the Director, as a condition to accepting benefits under this Agreement and the Plan, agrees that he or she is bound, such portion of the shares of Company’s common stock to be delivered on a vesting date shall not be delivered before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Code Section 409A) or (ii) the tenth (10th) day after the date of the Director’s death (as applicable, the “New Payment Date”). The shares that otherwise would have been delivered to the Director during the period between the date of separation from service and the New Payment Date shall be delivered to the Director on such New Payment Date, and any remaining shares will be delivered on their original schedule. Neither the Company nor the Director shall have the right to accelerate or defer the delivery of any such shares except to the extent specifically permitted or required by Code

Section 409A. If the Director becomes Disabled and such disability does not satisfy the requirements of Code Section 409A, then the Director’s shares shall be delivered on the original scheduled vesting date. This Agreement is intended to comply with the provisions of Code Section 409A and this Agreement and the Plan shall, to the extent practicable, be construed in accordance therewith. Terms defined in this Agreement and the Plan shall have the meanings given such terms under Code Section 409A if and to the extent required to comply with Code Section 409A. In any event, the Company makes no representations or warranty and shall have no liability to the Director or any other person if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Director.

12. Miscellaneous. In the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Plan, including any amendments or supplements thereto, the terms of this Agreement shall be controlling.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Director has agreed to and accepted the terms of this Agreement, all as of the date first above written.

COMPANY

ADAMS RESOURCES & ENERGY, INC.

By:

Name:

Title:

DIRECTOR

By:

4